Exhibit 10.28

Amphenol

Amphenol Corporation
World Headquarters
358 Hall Avenue
Wallingford, CT 06492,
U.S.A
Tel: 1-203-265-8900
Fax: 1-203-265-8628

June 8th, 2016

Lance E. D’Amico
18675 Ambrose Lane
Huntington Beach, CA 92648
E-Mail: lance.damico@gmail.com
Mobile: (714) 270-0181
Home: (714) 756-2345

Dear Lance,

I am very excited to present you a conditional offer of employment for the position of Vice President, Secretary and General Counsel for Amphenol Corporation (“The Company”). In this role, you will report directly to R. Adam Norwitt, Amphenol’s President and Chief Executive Officer. Your start date will be August 1, 2016. You will work out of Amphenol’s World Headquarters in Wallingford, Connecticut. We will accommodate your temporary living and travel, with the understanding that within the first year of your employment you will relocate to Connecticut.

Your compensation package will include

•	Annual salary of $450,000 (payable semi-monthly on the 15th and last day of the month in the amount of $18,750.00). Your base salary will be reviewed and subject to adjustment on an annual basis.
•

You will participate in the Amphenol Management Incentive Plan (MIP) at a target rate of 50% of your base salary.  Individual payouts vary in a range of 0% to 200% of the target and are based upon the corporation meeting or exceeding MIP metrics. Your prorated 2016 award will be guaranteed at a minimum of 100% of target. A copy of the 2016 MIP is attached for your reference.

•

You will receive an award of 100,000 options under the Amphenol Stock Option Plan upon the commencement of your employment. These options vest ratably over a five (5) year period. You will also be eligible to receive additional options awards on an annual basis beginning in 2017 as part of Amphenol’s standard Option Plan.  Copies of the current Option Plan, Option Agreement and Management Stockholders Agreement are attached for your reference.

•

In  addition, you will receive a sign-on bonus of US$100,000.00 (less applicable taxes). Should you voluntarily leave the employ of Amphenol Corporation at any time during the first twelve (12) months of employment, you agree to reimburse Amphenol this amount in full within thirty (30) days of said action.

•	We will offer you relocation assistance in accordance with our Corporate Relocation Policy. A copy of the Policy is attached for your convenient reference.
•	You will be entitled to four (4) weeks annual paid vacation. Your 2016 vacation entitlement will be prorated based on your start date.

This offer of employment is conditional upon the following:

1.

Satisfactory completion of a medical examination, which will be conducted at the Company’s expense.  “Satisfactory completion” means that you will be able to perform the essential functions of the job with or without reasonable accommodations. Also, you must successfully pass a drug screening exam. You will consent to disclose all exam results. Our Human Resources Department will coordinate and schedule an appointment for your physical examination and drug screening.

2.	Your completion of our Intellectual Property Agreement (attached) and your signature indicating your agreement thereto.
3.

The understanding that you have no prior commitments with prior employers that will prevent you from fulfilling all requirements of employment with Amphenol or would create a conflict of interest for you.

4.

Verification of employment eligibility by providing original documents that show your identity and employment authorization within three (3) business days of the date employment begins. The list of acceptable documents is available in the I-9 Form which will be sent to you in the new-hire package.

You will be eligible to participate in all benefits programs provided to Amphenol Headquarters personnel (a summary of these benefits is attached). Dave Silverman will plan a phone conversation with you to go through our comprehensive benefit plan.

Either you or the Company may terminate your employment at any time, with or without cause or notice. This letter constitutes all of our agreements and understandings regarding your employment. There are no other oral or written agreements regarding your employment with the Company.

Please confirm your acceptance of the terms of this letter by signing this letter and returning it to me at your earliest convenience.

If you have any questions in the meantime or need further clarification, please feel free to call Dave Silverman, Klaus Doerr or me at any time.

We are excited about your employment with Amphenol. I look forward to welcoming you as a member of the Amphenol Executive Team and to working closely with you for many years to come.

Sincerely,

/s/ David Silverman

David Silverman

Vice President Human Resources

I [X] accept   [  ] reject this conditional offer of employment.

/s/ Lance E. D’Amico	June 8, 2016
Lance E. D’Amico	Date